UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

Genvor Incorporated
(Exact name of registrant as specified in its charter)

Nevada	333-234815	83-2054746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 S. Elliott Road, Suite 538

Chapel Hill, NC 27514

(Address of principal executive offices)

(984) 261-7338

(Registrant’s telephone number, including area code)

13155 Noel Road, Suite 900

Dallas, TX 75240

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2023, Bradley White was terminated as an officer of Genvor Incorporated, a Nevada corporation (the “Company”), and Judith S. Miller was appointed as Interim Chief Executive Officer of the Company.

Judith S. Miller (Judy), age 76, is a member of the Florida Bar, currently living in Chapel Hill, North Carolina. Judy was a seed-investor in the precursor company that was acquired by the Company in the reverse merger in 2022 (and which is now the Company’s wholly owned subsidiary: Genvor Inc., a Delaware corporation). She was a paid Consultant with the Company for 18 months prior to the combination of Genvor Inc. and the Company. She has continued to acquire more shares and owns approximately 6% of the Company and is familiar with the operations of the Company to date. Her focus is on completing the process for the Company to have its common stock quoted for trading on the OTC Link alternative trading system operated by OTC Markets Group Inc., securing R&D funding for further enhancing the value for the Company’s peptide technology, and conducting the search for a biotech-oriented, experienced manager as the next CEO of the Company. Judy has served as a Business Strategist for both domestic and international entities, is a Real Estate Developer and Film & Theater Producer. Judy earned her BAED and JD from the University of Florida, where she was also an Instructor of Business Law.

The terms of Judy’s appointment as Interim CEO of the Company have not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVOR INCORPORATED

Dated: July 6, 2023	By:	/s/ Judith S. Miller
Judith S. Miller
Interim Chief Executive Officer